HOWE BARNES INVESTMENTS, INC.
135 South LaSalle Street
Suite 1500
Chicago, Illinois 60603
Telephone: (800) 929-4693 (toll free)

OLD SECOND BANCORP, INC.
Offer to Purchase for Cash Up To
650,000 Shares of Its Common Stock

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M.
AURORA, ILLINOIS TIME, ON JUNE 24, 2003, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        Old Second Bancorp, Inc., a Delaware corporation ("Old Second Bancorp"), has appointed us to act as Information Agent and Dealer Manager in connection with its Offer to Purchase for cash up to 650,000 shares of its common stock, $1.00 par value per share (the "Shares"), at a price of $42.50 per Share, upon the terms and subject to the conditions set forth in Old Second Bancorp's Offer to Purchase, dated May 20, 2003, and in the related Letter of Transmittal.

        All Shares validly tendered and not withdrawn on or prior to the expiration date, as defined in Section 1 of the Offer to Purchase, will be purchased at the purchase price, subject to the terms and conditions of the offer, including the proration and conditional tender provisions. See Sections 1 and 6 of the Offer to Purchase.

        As described in the Offer to Purchase, if more than 650,000 Shares have been validly tendered and not withdrawn, Old Second Bancorp will purchase validly tendered (and not withdrawn) Shares in the following order of priority:

  •
  First, Old Second Bancorp will purchase Shares from all holders of "odd lots" of less than 100 shares who have properly tendered all of their Shares prior to the expiration date and completed the "Odd Lots" box in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

  •
  Second, Old Second Bancorp will purchase all Shares conditionally tendered in accordance with Section 6 of the Offer to Purchase for which the condition was satisfied without regard to the procedure in the next bulleted clause, and all other Shares tendered properly and unconditionally on a pro rata basis if necessary; and

  •
  Finally, if necessary to permit Old Second Bancorp to purchase 650,000 Shares, Shares conditionally tendered (for which the condition was not initially satisfied) and not withdrawn prior to the expiration date, will be selected for purchase by random lot in accordance with the Offer to Purchase; provided that, to be eligible for purchase by random lot, all Shares owned by the tendering stockholder must have been properly tendered and the appropriate box must have been checked in the "Conditional Tender" box in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

        THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED PURSUANT TO THE OFFER. SEE SECTION 7 OF THE OFFER TO PURCHASE.

        For your information and for forwarding to your clients for whom you hold Shares registered in your name (or in the name of your nominee), we are enclosing the following documents:

  1.
  The Offer to Purchase;

  2.
  A Letter to Clients, which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining the client's instructions with regard to the offer;

  3.
  The Letter of Transmittal for your use and for the information of your clients (together with accompanying instructions and Substitute Form W-9);

  4.
  A letter to Old Second Bancorp's stockholders from the Chairman and the President and Chief Executive Officer of Old Second Bancorp;

  5.
  A Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the depositary by the expiration date;

  6.
  A Question and Answer Brochure for your use and for the information of your clients; and

  7.
  A return envelope addressed to The Old Second National Bank of Aurora, as depositary.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., AURORA, ILLINOIS TIME, ON JUNE 24, 2003, UNLESS THE OFFER IS EXTENDED.

        Old Second Bancorp will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer other than the fee paid to the Information Agent/Dealer Manager as described in the Offer to Purchase. Old Second Bancorp will, upon written request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials related to the offer to their customers. Old Second Bancorp will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the offer, except as otherwise provided in the offer to Purchase and Instruction 5 of the Letter of Transmittal.

        In order to take advantage of the offer, a stockholder must do either (1) or (2) below before the offer expires:

  (1)
  A duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Depositary with either certificate(s) representing the tendered Shares or confirmation of their book-entry transfer, all in accordance with the Instructions set forth in the Letter of Transmittal and the Offer to Purchase.

  (2)
  The guaranteed delivery procedure set forth in Section 3 of the Offer to Purchase must be complied with.

        Any inquiries you may have with respect to the offer should be addressed to the depositary or the Information Agent/Dealer Manager at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

        Additional copies of the enclosed material may be obtained from the Information Agent/Dealer Manager, telephone: (800) 929-4693.

                      Very truly yours,

                      Howe Barnes Investments, Inc.

Enclosures

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF OLD SECOND BANCORP OR ANY OF ITS AFFILIATES, THE INFORMATION AGENT/DEALER MANAGER OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.